UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2005

ImproveNet, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-29927	77-0452868
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer dentification No.)

10799 N. 90th Street, Suite 200 Scottsdale, Arizona	85260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 480-346-0000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On June 6, 2005, eTechLogix, Inc. (“Etech”), a wholly owned subsidiary of ImproveNet, Inc. (the “Company”), completed the sale to 20-20 Technologies International, Inc. (‘2020”) of the intangible assets and certain property and assets of Etech, including its SmartFusion software line and contracts and service and support agreements relative thereto which are held by Etech along with the obligation to provide some limited knowledge transfer services to 2020 for the software (the “Sale”). Etech received a cash payment of $350,000 at the closing of the Sale and will receive (i) twenty percent (20%) of the gross revenue generated from sales of the SmartFusion software line and recurring licensing revenue from existing customers from the closing date through October 31, 2007, and (ii) ten percent (10%) of the gross revenue generated from sales of the SmartFusion software line and recurring licensing revenue from new customers from the closing date through October 31, 2007. The percentage payments noted above are to be paid quarterly on January 31, April 30, July 31 and October 31 of each year and are not to exceed an aggregate amount of $100,000. In addition, Etech and eTechLogix Systems Bangladesh Ltd. (“Bangladesh”), a company beneficially owned by two of the Company’s directors, have undertaken to cause (i) the transfer of the office lease with Bangladesh to be assigned or transferred to a Bangladesh company newly formed by 2020, and (ii) the employees to resign from Bangladesh and to offer to become employed by a Bangladesh company newly formed by 2020 upon substantially similar terms and conditions. 2020 did not assume any liabilities of Etech or Bangladesh in the Sale. The Company and 2020 currently have a cross-marketing agreement for the marketing of the Company’s services to designated customers of 2020.

Item 9.01 Financial Statements and Exhibits.

(b)  Pro Forma Financial Information.

The financial statements required to be filed in this Form 8-K will be filed as soon as practicable, but not later than 71 calendar days after the date of filing of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ImproveNet, Inc.

Date: June 10, 2005	By:	/s/ Jeffrey Rassas
Name: Jeffrey Rassas
Title: Chief Executive Officer

End of Filing